Exhibit 99.2

Apeiron Capital Investment Corp. Announces Closing of $172,500,000 Initial Public Offering Including the Full Exercise of the Over-Allotment Option

Boston, Massachusetts, November 12, 2021 -- Apeiron Capital Investment Corp. (the “Company”) announced today that it closed its initial public offering of 17,250,000 units, at $10.00 per unit, including 2,250,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “APN U” on Tuesday, November 9, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on NYSE under the symbols “APN” and “APN W,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the financial technology, media, gaming and financial services (“FTMG”) and in the wealth-advisory and asset management industries. The Company is led by its Chief Executive Officer, Dr. Joel Shulman.

Cantor Fitzgerald & Co. is acting as sole book-running manager of the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, New York, New York 10022 or by email at prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the SEC on November 8, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Dr. Joel Shulman

Chief Executive Officer

shulman@ershares.com

(617) 279-0045